UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): December 16, 2013

Heat Biologics, Inc.

(Exact name of registrant as specified in charter)

Delaware

(State or other jurisdiction of incorporation)

001-35994	26-2844103
(Commission File Number)	(IRS Employer Identification No.)

100 Europa Drive

Chapel Hill, NC 27517

(Address of principal executive offices and zip code)

(919) 240-7133

(Registrant’s telephone number including area code)

N/A

(Former Name and Former Address)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12(b) under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 – Entry into a Material Definitive Agreement

Effective December 16, 2013, Anil K. Goyal, Ph.D., age 49, was appointed Vice President of Business Development of Heat Biologics, Inc. (the “Company”).  In connection with his appointment, Dr. Goyal entered into a four-year employment agreement with the Company (the “Goyal Employment Agreement”).  Pursuant to the Goyal Employment Agreement, Dr. Goyal will be entitled to an annual base salary of $220,000 and will be eligible for discretionary performance bonus payments.  Additionally, Dr. Goyal was granted an option to purchase 40,000 shares of the Company’s common stock with an exercise price equal to the Company’s per share market price on the date of issue. These options will vest pro rata, on a monthly basis, over forty-eight months.  Dr. Goyal is also eligible to receive, on the one year anniversary of his employment, an option to purchase 10,000 shares of the Company’s common stock if certain milestones, which are yet to be agreed to, are met by such date. The Goyal Employment Agreement also includes confidentiality obligations and inventions assignments by Dr. Goyal.

If Dr. Goyal’s employment is terminated for any reason, he or his estate as the case may be, will be entitled to receive the accrued base salary, vacation pay, expense reimbursement and any other entitlements accrued by him to the extent not previously paid (the “Accrued Obligations”); provided, however, that if  his employment is terminated (1) by the Company without Just Cause (as defined in the Goyal Employment Agreement) or (2) by Dr. Goyal for Good Reason (as defined in the Goyal Employment Agreement) then in addition to paying the Accrued Obligations: (x) the Company shall continue to pay his then current base salary for a period of four months; (y) he shall receive a pro-rated amount of the annual bonus which he would have received during the year without the occurrence of such termination; and (z) he will have the right to exercise any vested options and any options that would have vested in the next four months until the earlier of the expiration of the severance or the expiration of the term of the option.

The information contained in this Item 1.01 regarding the Goyal Employment Agreement is qualified in its entirety by the copy of the agreement attached to this Current Report on Form 8-K as Exhibit 10.1 and incorporated herein by this reference.

Item 5.02 – Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

Effective December 16, 2013, Anil K. Goyal was appointed as Vice President of Business Development of the Company.

Dr. Goyal served as President and Chief Executive Officer of Qualiber, Inc., a company which he co-founded, from April 2010 until December 2013 and Managing Director of OpenDoors Group, LLC, a company he founded, from August 2008 until December 2013. From January 2009 until January 2010, Dr. Goyal served as the Vice President of Business Development at Optherion, Inc. and from January 2003 until January 2008 he served as Vice President of Business Development of Serenex, Inc.  Prior thereto, he served in various key management and development positions at Millennium Pharmaceuticals, Genome Therapeutics Corporation and Merck & Co.

In connection with his appointment, Dr. Goyal entered into the Goyal Employment Agreement.   See Item 1.01 for a description of the terms of the Goyal Employment Agreement.

There are no family relationships between Anil K. Goyal and any director, executive officer or person nominated or chosen by the Company to become as director or executive officer.  Additionally, there have been no transactions involving Dr. Goyal that would require disclosure under Item 404(a) of Regulation S-K.

Item 9.01 – Financial Statements and Exhibits

(d)     Exhibits

The following exhibit is being filed as part of this Report.

Exhibit Number	Description

10.1	Employment Agreement, dated as of December 16, 2013, by and between Anil K. Goyal and the Company.
99.1	Press release of the Company dated December 17, 2013.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: December 19, 2013	HEAT BIOLOGICS, INC.
(Registrant)

	By:	/s/ Jeff Wolf
	Name:	Jeff Wolf
	Title:	Chairman, President and Chief Executive Officer

EXHIBIT INDEX

Exhibit Number	Description

10.1	Employment Agreement, dated as of December 16, 2013, by and between Anil K. Goyal and the Company.
99.1	Press release of the Company dated December 17, 2013.